Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Oculus Innovative Sciences, Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 16, 2015, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Oculus Innovative Sciences, Inc. for the year ended March 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 23, 2015